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                                                                  EXHIBIT 99(b)


                    PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                -------------

                                PRESS RELEASE


                            FOR IMMEDIATE RELEASE
                        FOR MORE INFORMATION, CONTACT:
          BRIAN ARSENAULT, VICE PRESIDENT, CORPORATE COMMUNICATIONS
                                (207) 761-8517



             SHAREHOLDERS APPROVE ADDITIONAL SHARES, OTHER PROPOSALS

Portland, Maine, April 28, 1998 -- Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) announced that at its annual meeting held today, shareholders overwhelmingly approved a proposal to increase authorized shares of the Company's common stock from 100 million to 200 million. Shareholders also voted to approve an increase in available shares under the Company's Equity Incentive Plan, to reappoint KPMG Peat Marwick as the Company's independent auditors and to elect the following Directors to three-year terms:


* Robert B. Bahre, Chairman of the Board and Chief Executive Officer of New Hampshire International Speedway, Loudon, New Hampshire.

* Katherine M. Greenleaf, Principal, Katherine Greenleaf & Associates, Portland, Maine.

* Dana S. Levenson, Partner, Levenson Business Group, Portsmouth, New Hampshire, President, Quartro Realty Corp.

*    Pamela P. Plumb, President, Pamela Plumb & Associates, Portland, Maine.


Peoples Heritage Financial Group, Inc., with the recently-completed acquisition of CFX Corporation, is a $10 billion multi-bank and financial services holding company headquartered in Portland, Maine. The Company operates Peoples Heritage Bank with the largest deposit market share in Maine, Bank of New Hampshire with the largest deposit market share in New Hampshire, and Family Bank, the tenth largest bank in Massachusetts. Affiliate banks operate subsidiaries in the areas of trust and investments, leasing, mortgage banking and insurance brokerage.



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